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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference and to the use in this Registration Statement of Reliant Energy Regco, Inc. (the "Company") on Form S-4 of our report dated March 16, 2001 on the consolidated financial statements of Reliant Energy, Incorporated and related financial statement schedule, appearing in the Annual Report on Form 10-K of Reliant Energy, Incorporated for the year ended December 31, 2000; and our report on the consolidated balance sheet of Reliant Energy Regco, Inc. dated September 14, 2001, appearing in the joint proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Company's joint proxy statement/prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Houston, Texas
September 14, 2001